Exhibit 99.1

September 1, 2005                 Steven F. Nicola
CFO, Secretary & Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES EXECUTIVE APPOINTMENTS

PITTSBURGH, PA, September 1, 2005 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced the appointment of David J. DeCarlo as Vice Chairman of Matthews International Corporation and Joseph C. Bartolacci as President and Chief Operating Officer of Matthews International Corporation. The appointments are effective September 1, 2005.

Mr. DeCarlo joined Matthews in 1985 as Director of Financial Planning and was appointed to head the Bronze Division later that year. He has recently been responsible for both the Company’s bronze and casket operations as Group President, Bronze and York Casket Divisions. Mr. Bartolacci joined Matthews in 1997 as General Counsel. In 1999, he became President of Caggiati, S.p.A., the Company’s wholly-owned subsidiary in Parma, Italy. In 2000, Mr. Bartolacci also assumed responsibility for Matthews’ European graphics operations. He returned to North America in December 2003 and became Executive Vice President and President, York Casket Division.

The Company also announced today the creation of an Office of the Chairman. This office will consist of David M. Kelly as Chairman and Chief Executive Officer of Matthews, Mr. DeCarlo as Vice Chairman, and Mr. Bartolacci as President and Chief Operating Officer. The role of the Office of the Chairman will be to manage day-to-day operations of the Corporation, to integrate and improve performance of existing operations, and to plan and lay the groundwork for further growth of the Corporation.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.